THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

Lincoln Level Advantage® B Class
Lincoln Level Advantage® Advisory Class

Supplement dated January 17, 2020 to the Prospectus

This supplement discusses changes to your Lincoln Level Advantage® variable and index-linked annuity contract. It is for informational purposes and requires no action on your part. All other provisions of your prospectus not discussed in this supplement remain unchanged.

Investments of the Indexed Accounts – 1-Year Indexed Accounts. Beginning February 18, 2020 (April 6, 2020 for existing Contractowners), a 1-Year S&P 500® with 20% Protection Indexed Account will be available for election. This Indexed Account is based on the performance of the S&P 500® Price Return Index (SPX).
Additionally, the 1-Year S&P 500® with 10% Protection Indexed Account, 1-Year Russell 2000® with 10% Protection Indexed Account, 1-Year Capital Strength Net Fee IndexSM with 10% Protection Indexed Account, and 1-Year MSCI EAFE with 10% Protection Indexed Account will not be available for applications received by us on or after February 18, 2020. See the Investments of the Indexed Accounts section of your prospectus for more information.

Please retain this supplement for future reference.